Exhibit 4.1

CITIBANK CREDIT CARD ISSUANCE TRUST

Citiseries

Class 2013-A6 Notes

(Additional Issuance of December 17, 2013)

Issuer Certificate

Pursuant to Sections 202 and 301(h) of the Indenture

Reference is made to the Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011, between Citibank Credit Card Issuance Trust (the “Issuer”) and Deutsche Bank Trust Company Americas, as trustee (as so amended and restated, the “Indenture”). Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture. All references herein to designated Sections are to the designated Sections of the Indenture.

Section 301(h) provides that the Issuer may from time to time create a tranche of Notes either by or pursuant to an Issuer Certificate setting forth the principal terms thereof. Pursuant to an Issuer Certificate dated September 20, 2013, a tranche of Notes of the Citiseries designated Class 2013-A6 was established, of which $700,000,000 Outstanding Dollar Principal Amount is Outstanding (the “Outstanding 2013-A6 Notes”). This Issuer Certificate relates to additional Notes of Class 2013-A6 (hereinafter, the “New Class 2013-A6 Notes”, and together with the Outstanding Class 2013-A6 Notes, the “Class 2013-A6 Notes”) having the following terms:

Series Designation: Citiseries. This series is included in Group 1.

Tranche Designation: $1,300,000,000 1.32% Class 2013-A6 Notes of September 2016 (Legal Maturity Date September 2018)

Currency: The New Class 2013-A6 Notes will be payable, and denominated, in Dollars.

Denominations: The New Class 2013-A6 Notes will be issuable in minimum denominations of $100,000 and multiples of $1,000 in excess of that amount.

Issuance Date: December 17, 2013

Initial Principal Amount: $600,000,000

Issue Price: 101.0938% plus interest accrued from September 20, 2013 to the Issuance Date.

Interest Rate: 1.32% per annum, calculated on the basis of a 360 day year of twelve 30 day months. Interest will accrue on the New Class 2013-A6 Notes from September 20, 2013.

Additional Deposit to Interest Funding sub-Account: On the Issuance Date of the New Class 2013-A6 Notes, the Issuer will make or cause to be made a deposit to the Interest Funding sub-Account for the Class 2013-A6 Notes from the proceeds to the Issuer from the issuance of the New Class 2013-A6 Notes in an amount equal to $1,914,000. This amount will not be subject to reallocation pursuant to Section 505. Notwithstanding any provision in the Indenture to the contrary, the deposit targeted to be made to the Interest Funding sub-Account for the Class 2013-A6 Notes with respect to the New Class 2013-A6 Notes on the January 9, 2014 Interest Deposit Date will be in an amount equal to $506,000, for an aggregate amount on deposit of $2,420,000.

Scheduled Interest Payment Dates: The 7th day of each March and September, beginning March 2014.

Each payment of interest on the New Class 2013-A6 Notes will include all interest accrued from and including the preceding Interest Payment Date — or, for the first interest period, from and including September 20, 2013 — to and including the day preceding the current Interest Payment Date, plus any interest accrued but not previously paid.

Expected Principal Payment Date: September 7, 2016

Legal Maturity Date: September 7, 2018

Monthly Principal Date: For the month in which the Expected Principal Payment Date occurs, September 7, 2016, and for each other month, the 7th day of such month, or if such day is not a Business Day, the next following Business Day.

Required Subordinated Amount of Class B Notes: $35,897,460

Required Subordinated Amount of Class C Notes: $47,863,260

Controlled Accumulation Amount: $50,000,000

Form of Notes: The New Class 2013-A6 Notes will be issued as Global Notes. The Global Notes will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will be exchangeable for individual Notes only in accordance with the provisions of Section 204(c).

Additional Issuances of Class 2013-A6 Notes: The Issuer may at any time and from time to time issue additional Class 2013-A6 Notes, subject to the satisfaction of (i) the conditions precedent set forth in Section 311(a) and (ii) the following conditions:

(a)	The Issuer has obtained written confirmation from each Rating Agency that there will be no Ratings Effect with respect to the then outstanding Class 2013-A6 Notes as a result of the issuance of such additional Class 2013-A6 Notes;

(b)	As of the date of issuance of the additional Class 2013-A6 Notes, all amounts due and owing to the Holders of the then outstanding Class 2013-A6 Notes have been paid and there is no Nominal Liquidation Amount Deficit with respect to the then outstanding Class 2013-A6 Notes;

(c)	The additional Class 2013-A6 Notes will be fungible with the original Class 2013-A6 Notes for federal income tax purposes;

(d)	If Holders of the then outstanding Class 2013-A6 Notes have the benefit of a Derivative Agreement, the Issuer will have obtained a Derivative Agreement for the benefit of the Holders of the additional Class 2013-A6 Notes; and

(e)	The ratio of the Controlled Accumulation Amount to the Initial Dollar Principal Amount of the Class 2013-A6 Notes, including the additional Class 2013-A6 Notes, will be equal to the ratio of the Controlled Accumulation Amount (before giving effect to the additional issuance) to the Initial Dollar Principal Amount of the Class 2013-A6 Notes, excluding the additional Class 2013-A6 Notes.

As of the date of issuance of additional Class 2013-A6 Notes, the Outstanding Dollar Principal Amount and Nominal Liquidation Amount of the Class 2013-A6 Notes will be increased to reflect the Initial Dollar Principal Amount of the additional Class 2013-A6 Notes.

Any outstanding Class 2013-A6 Notes and any additional Class 2013-A6 Notes will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.

Optional Redemption Provisions other than Section 1202 “Clean-Up Call”: None

Additional Early Redemption Events or changes to Early Redemption Events: None

Additional Events of Default or changes to Events of Default: None

Business Day: means any day other than (a) a Saturday or Sunday or (b) any other day on which national banking associations or state banking institutions in New York, New York or South Dakota, or any other state in which the principal executive offices of any Additional Seller are located, are authorized or obligated by law, executive order or governmental decree to be closed.

Securities Exchange Listing: None

Provisions Relating to Issuance of New Class 2013-A6 Notes: The New Class 2013-A6 Notes are part of the Class 2013-A6 Notes, and the Outstanding Class 2013-A6 Notes and the New Class 2013-A6 Notes together constitute a single tranche of Class 2013-A6 Notes and will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction. The New Class 2013-A6 Notes are fungible with the Outstanding Class 2013-A6 Notes and are intended to trade interchangeably with the Outstanding Class 2013-A6 Notes.

The Initial Dollar Principal Amount of the New Class 2013-A6 Notes is $600,000,000, and, after giving effect to the issuance of the New Class 2013-A6 Notes, the Initial Dollar Principal Amount of the Class 2013-A6 Notes will be the sum of the Initial Dollar Principal Amounts of the Outstanding Class 2013-A6 Notes and the New Class 2013-A6 Notes.

The Nominal Liquidation Amount of the New Class 2013-A6 Notes is $600,000,000, and, after giving effect to the issuance of the New Class 2013-A6 Notes, the Nominal Liquidation Amount of the Class 2013-A6 Notes will be the sum of the Nominal Liquidation Amounts of the Outstanding Class 2013-A6 Notes and the New Class 2013-A6 Notes.

The Controlled Accumulation Amount of the New Class 2013-A6 Notes is $50,000,000, and, after giving effect to the issuance of the New Class 2013-A6 Notes, the Controlled Accumulation Amount of the Class 2013-A6 Notes will be the sum of the Controlled Accumulation Amounts of the Outstanding Class 2013-A6 Notes and the New Class 2013-A6 Notes.

The Required Subordinated Amount of Class B Notes for the New Class 2013-A6 Notes is $35,897,460, and, after giving effect to the issuance of the New Class 2013-A6 Notes, the Required Subordinated Amount of Class B Notes for the Class 2013-A6 Notes will be the sum of the Required Subordinated Amounts of Class B Notes for the Outstanding Class 2013-A6 Notes and the New Class 2013-A6 Notes. The Required Subordinated Amount of Class C Notes for the New Class 2013-A6 Notes is $47,863,260, and, after giving effect to the issuance of the New Class 2013-A6 Notes, the Required Subordinated Amount of Class C Notes for the Class 2013-A6 Notes will be the sum of the Required Subordinated Amounts of Class C Notes for the Outstanding Class 2013-A6 Notes and the New Class 2013-A6 Notes.

This Issuer Certificate and the Issuer Certificate relating to the Outstanding Class 2013-A6 Notes together constitute the terms document for the Class 2013-A6 Notes.

The New Class 2013-A6 Notes shall have such other terms as are set forth in the form of Note attached hereto as Exhibit A. Pursuant to Section 202, the form of Note attached hereto has been approved by the Issuer.

CITIBANK CREDIT CARD ISSUANCE TRUST
By	Citibank, N.A., as Managing Beneficiary

/s/ Douglas C. Morrison
Douglas C. Morrison
Vice President

Dated: December 17, 2013

Citiseries

Class 2013-A6 Notes

(Additional Issuance of December 17, 2013)

Reference is made to the resolutions adopted by the Board of Directors of Citibank, N.A. on July 19, 2011. The resolutions authorize Citibank, N.A. from time to time to issue and sell, or to arrange for or participate in the issuance and sale of, one or more series and/or classes of pass-through certificates, participation certificates, commercial paper, notes, bonds or other securities representing ownership interests in, or backed or secured by, pools of credit card receivables or interests therein (the “Receivables”) in an aggregate principal amount such that up to $100,000,000,000 of such certificates, commercial paper, notes, bonds or other securities are outstanding at any one time and to sell, transfer, convey, assign or pledge or grant a security interest in all or any portion of its Receivables to Citibank Credit Card Master Trust I, Citibank Omni Trust or any direct or indirect subsidiaries of Citibank, N.A., affiliates of Citigroup Inc., additional trusts or other entities or trustees in connection therewith on such terms as to be determined by the Citibank, N.A. Securitization Pricing and Loan Committee (the “Pricing and Loan Committee”).

The undersigned, a duly authorized member of the Pricing and Loan Committee, on behalf of such Pricing and Loan Committee, does hereby certify that the preceding Issuer Certificate, the terms of the New Class 2012-A6 Notes set forth in and to be created by the Issuer Certificate and the increase in the Invested Amount of the Collateral Certificate resulting from the issuance of such Notes have been approved by such Pricing and Loan Committee. In addition, the following underwriting/selling agent terms with respect to the New Class 2013-A6 Notes have been approved by such Pricing and Loan Committee:

Issue Price: 101.0938% plus interest accrued from September 20, 2013 to the Issuance Date

Underwriting Commission: 0.2500%

Proceeds to Issuer: 100.8438% plus interest accrued from September 20, 2013 to the Issuance Date

Representative of the Underwriters: Citigroup Global Markets Inc.

The preceding Issuer Certificate and this certification of Pricing and Loan Committee approval shall be, continuously from the time of their execution, official records of Citibank, N.A.

/s/ Douglas C. Morrison
Douglas C. Morrison
Member of the Securitization Pricing and Loan Committee
Citibank, N.A.

Dated: December 17, 2013

Exhibit A

FORM OF

CITISERIES

1.32% CLASS 2013-A6 NOTES OF SEPTEMBER 2016

(Legal Maturity Date September 2018)

$ ,000,000	REGISTERED
CUSIP No. 17305E FE0	No. R-

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN AND IN THE INDENTURE REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

CITIBANK CREDIT CARD ISSUANCE TRUST

CITISERIES

1.32% CLASS 2013-A6 NOTES OF SEPTEMBER 2016

(Legal Maturity Date September 2018)

CITIBANK CREDIT CARD ISSUANCE TRUST, a trust formed and existing under the laws of the State of Delaware (including any successor, the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of             MILLION DOLLARS ($        ,000,000). The Expected Principal Payment Date for this Note is September 7, 2016. The Legal Maturity Date for this Note is September 7, 2018.

The Issuer hereby promises to pay interest on this Note at the rate of 1.32% per annum on the 7th day of each March and September, beginning March 2014, until the principal of this Note is paid or made available for payment, subject to certain limitations set forth in the Indenture. Interest will accrue on the principal amount of this Note outstanding on the preceding Interest Payment

Date (after giving effect to any payments of principal made on the preceding Interest Payment Date) or, with respect to the first Interest Payment Date, the initial principal amount of this Note. Interest will accrue from September 20, 2013 and be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or Principal Payment Date of this Note falls on a day that is not a Business Day, the required payment of interest or principal will be made on the following Business Day.

This Note is one of the Citiseries, Class 2013-A6 Notes issued pursuant to the Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011 (as amended and otherwise modified from time to time, the “Indenture”) between the Issuer and Deutsche Bank Trust Company Americas, as Trustee. For purposes of this Note, the term “Indenture” includes any supplemental indenture or Issuer Certificate relating to the Citiseries, Class 2013-A6 Notes. This Note is subject to all of the terms of the Indenture. All terms used in this Note that are not otherwise defined herein and that are defined in the Indenture will have the meanings assigned to them therein.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note will not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Issuer Authorized Officer.

CITIBANK CREDIT CARD ISSUANCE TRUST

By:	CITIBANK, N.A.,
as Managing Beneficiary of
Citibank Credit Card Issuance Trust

By:
Douglas C. Morrison
Vice President

Dated: December 17, 2013

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee under the Indenture

By:
Authorized Signatory

Dated: December 17, 2013

REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Citiseries 1.32% Class 2013-A6 Notes of September 2016 (Legal Maturity Date September 2018) (herein called the “Notes”), all issued under an Indenture, to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee and the Holders of the Notes.

This Note ranks pari passu with all other Class A Notes of the same series, as set forth in the Indenture. This Note is secured to the extent, and by the collateral, described in the Indenture.

The Issuer will pay interest on overdue interest as set forth in the Indenture to the extent lawful.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Trustee on the Notes, against the Issuer, the Issuer Trustee, Citibank, N.A., the Trustee or any affiliate, officer, employee or director of any of them, and the obligation of the Issuer to pay principal of or interest on this Note or any other amount payable to the Holder of this Note will be subject to Article V of the Indenture.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that this Note is intended to be debt of Citibank, N.A. for federal, state and local income and franchise tax purposes, and agrees to treat this Note accordingly for all such purposes, unless otherwise required by a taxing authority.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Note, the Indenture or any Derivative Agreement.

This Note and the Indenture will be construed in accordance with and governed by the laws of the State of New York.

Certain amendments may be made to the Indenture without the consent of the Holder of this Note. This Note must be surrendered for final payment of principal and interest.

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints                                              , attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:	*
Signature Guaranteed:

*	NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.